                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

  [X]   Filed by the Registrant

  [ ]   Filed by a Party other than the Registrant

Check the appropriate box:

  [ ]   Preliminary Proxy Statement           [ ] Confidential, for Use of the
                                                   Commission Only (as permitted
  [X]   Definitive Proxy Statement                 by Rule 14a-6(e)(2))

  [ ]   Definitive Additional Materials

  [ ]   Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                         SUMMIT HOLDING SOUTHEAST, INC.
                  (Name of Registrant as Specified in Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]   No fee required.

  [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

  [ ]   Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount previously paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

                         SUMMIT HOLDING SOUTHEAST, INC.



                                    NOTICE OF
                               1998 ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT

                      [Summit Holding Southeast Letterhead]




                                 April 24, 1998


Dear Shareholder:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Summit Holding Southeast, Inc. (the "Company") to be held at the Tampa Airport Marriott Hotel in Tampa, Florida on Wednesday, May 27, 1998 at 9:30 a.m., local time.

         The enclosed Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted at the Annual Meeting. During the meeting, we also will report on the current operations of the Company, and the directors and officers of the Company will be present to respond to appropriate questions from shareholders.

         In addition, enclosed for your information is the Company's 1998 Annual Report to Shareholders.

         I hope that you will be able to attend the Annual Meeting. If you plan to attend, please mark the appropriate box at the bottom of your proxy card so that we can make appropriate arrangements for the anticipated number of guests. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy card in the enclosed envelope at your earliest convenience. This will ensure that your shares will be represented and voted at the Annual Meeting even if you are unable to attend.

                                          Sincerely,



                                          Greg C. Branch
                                          Chairman of the Board

                         SUMMIT HOLDING SOUTHEAST, INC.

                               2310 A-Z PARK ROAD
                             LAKELAND, FLORIDA 33802

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 27, 1998

         NOTICE HEREBY IS GIVEN that the 1998 Annual Meeting of Shareholders of Summit Holding Southeast, Inc. (the "Company") will be held at the Tampa Airport Marriott Hotel in Tampa, Florida, on Wednesday, May 27, 1998 at 9:30 a.m., local time, for the purposes of:

         1. Electing two directors to serve until the 2001 Annual Meeting of Shareholders;

         2. Ratifying the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

         3. Transacting such other business as properly may come before the Annual Meeting or any adjournments thereof.

         Information relating to the foregoing matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on April 9, 1998 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. A list of shareholders of the Company as of the close of business on April 9, 1998 will be available for inspection at the Annual Meeting and during normal business hours from May 15, 1998 through May 26, 1998 at the headquarters of the Company at 2310 A-Z Park Road, Lakeland, Florida 33802.

                                           By Order of the Board of Directors.


                                           Thomas L. Clarke, Jr.
                                           Secretary

Lakeland, Florida
April 24, 1998

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                         SUMMIT HOLDING SOUTHEAST, INC.

                                  ------------

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 27, 1998

                                  -------------

         This Proxy Statement is furnished to the shareholders of Summit Holding Southeast, Inc., a Florida corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1998 Annual Meeting of Shareholders of the Company and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, May 27, 1998 at 9:30 a.m., local time, at the Tampa Airport Marriott Hotel in Tampa, Florida.

         The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to shareholders is April 24, 1998 .

                                     VOTING

GENERAL

         The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $.01 par value per share (the "Common Stock"), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting is April 9, 1998. On the record date, 5,791,600 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

QUORUM AND VOTE REQUIRED

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes cast "for" or "against" as well as any abstentions (including instructions to withhold authority to vote) will be used.

         In accordance with Florida law and the Company's Articles of Incorporation, the election of a director (Proposal 1) is approved if the votes cast favoring the election of a director exceed the votes cast opposing the election of a director, provided a quorum is present. As a result, shares that are withheld from voting on the proposal and any broker non-votes will have no effect on the outcome of the vote. In accordance with Florida law and the Company's Bylaws, if a quorum is present and the votes cast at the Annual Meeting favoring the approval of the proposal to ratify the Board of Directors' appointment of independent auditors for the Company (Proposal 2) exceed the votes cast opposing such action, Proposal 2 will be adopted. As a result, shares that are withheld from voting on the proposal and any broker non-votes will have no effect on the outcome of the vote.

PROXIES

         The accompanying proxy card is for use at the Annual Meeting if a shareholder is unable to attend in person or is able to attend but does not wish to vote in person. Shareholders should specify their choices with regard to the two proposals on the enclosed proxy card. All properly executed and dated proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions given. If no specific instructions are given, the shares represented by a signed and dated proxy card will be voted "FOR" the election of the two director nominees named in Proposal 1 and "FOR" the ratification of the directors' selection of independent auditors described in Proposal 2. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

         The giving of a proxy does not affect the right to vote in person should the shareholder attend the Annual Meeting. Any shareholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to Thomas L. Clarke, Jr., the Secretary of the Company, at 2310 A-Z Park Road, Lakeland, Florida 33802, by executing and delivering a proxy card bearing a later date to Mr. Clark, or by voting in person at the Annual Meeting.

         In addition to soliciting proxies directly, the Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. The Company also may solicit proxies through its directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

                                 STOCK OWNERSHIP

         The following table sets forth certain information, as of March 31, 1998, regarding the beneficial ownership of the Company's Common Stock and Series A Preferred Stock, par value $10 per share (the "Series A Preferred Stock"), by: (i) each person who is known by the Company to own more than 5% of the outstanding shares of Common Stock or Series A Preferred Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise noted, each shareholder has (i) sole voting and investment power with respect to such shareholder's shares of stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to such shareholder's shares of stock.

                                                     COMMON STOCK                    SERIES A PREFERRED STOCK
                                           -------------------------------         ------------------------------
                                              SHARES                                 SHARES
NAME AND ADDRESS                           BENEFICIALLY          PERCENT           BENEFICIALLY          PERCENT
OF BENEFICIAL OWNER                          OWNED(1)            OWNED(1)            OWNED(1)            OWNED(1)
-------------------                          --------            --------            --------            --------
Gotham Capital III, L.P.                    546,085(2)            9.43%                  0                   0
100 Jericho Quadrangle
Suite 212
Jericho, New York 11753

Greenlight Capital, L.L.C.                  529,000(3)            9.13%                  0                   0
David Einhorn
Jeffrey A. Keswin
120 Broadway, Suite 901
New York, New York 10271

Third Point Management                      549,600(4)            9.49%                  0                   0
       Company L.L.C.
Third Point Partners L.P.
Daniel S. Loeb
277 Park Avenue, 26th Floor
New York, New York 10172

FMR Corp.                                   300,000(5)            5.18%                  0                   0
Fidelity Low-Priced Stock Fund
Edward C. Johnson 3d
82 Devonshire Street
Boston, Massachusetts 02109

William B. Bull                             273,377(6)            4.63%                 22                   *

Greg C. Branch                              269,337(7)            4.56%                287                   *

C.C. Dockery                                225,420(8)            3.84%                 39                   *

Russell L. Wall                             139,921(9)            2.39%                  0                   0

Thomas R. Petcoff                            55,165(10)              *                  11                   *

John A. Gray                                 43,405(11)              *                   0                   0

Robert Siegel                                38,628(12)              *                 175                   *

Robert L. Noojin, Sr.                        37,131(13)              *                   0                   0

All directors and executive               1,082,384(14)          17.20%                534                   *
officers as a group (8 persons)

-------------------------
*        Less than one percent.
(1) Each named person is deemed to be the beneficial owner of securities which may be acquired within 60 days after March 31, 1998 through the exercise of options, warrants and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.

(2) Represents aggregate ownership by Gotham Capital III, L.P. and a wholly owned subsidiary thereof; Gotham Capital VI, LLC; and Joel M. Greenblatt, the General Partner of Gotham Capital III, L.P. and Gotham Capital VI, LLC as reported to the Company on February 9, 1998.
(3) Such persons possess shared voting power and investment power with respect to the shares shown.
(4) Such persons possess shared voting power and investment power with respect to the shares shown, except for 261,740 shares for which only Third Point Management Company L.L.C. and Mr. Loeb share voting and investment power.
(5) Represents ownership by Fidelity Low-Priced Stock Fund, a wholly-owned subsidiary of FMR Corp. Edward C. Johnson 3d serves as Chairman of FMR Corp. Such information has been reported by such persons on Schedule 13G, filed with the Securities and Exchange Commission on February 11, 1998.
(6) Includes 109,627 shares issuable upon exercise of currently exercisable stock options.
(7) Includes 109,627 shares issuable upon exercise of currently exercisable stock options and 4,545 shares held by trusts for which Mr. Branch is the trustee.
(8) Includes 85,170 shares issuable upon exercise of currently exercisable stock options.
(9) Includes 58,438 shares issuable upon exercise of currently exercisable stock options.
(10) Includes 36,564 shares issuable upon exercise of currently exercisable stock options.
(11) Includes 34,860 shares issuable upon exercise of currently exercisable stock options.
(12) Includes 33,128 shares issuable upon exercise of currently exercisable stock options.
(13) Includes 32,586 shares issuable upon exercise of currently exercisable stock options.
(14) Includes 500,000 shares issuable upon exercise of currently exercisable stock options.


                       PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

          Pursuant to the Company's Articles of Incorporation and Bylaws, the Board of Directors of the Company consists of seven members who are divided into three classes as nearly equal in number as possible. The directors in each class are elected by the shareholders for a term of three years and until their successors are elected and qualified. The term of office of one of the classes of directors expires each year at the Annual Meeting of Shareholders, and a new class of either two or three directors is elected by the shareholders each year at that time.

          At the Annual Meeting, the terms of Greg C. Branch and Robert L. Noojin, Sr. will expire, and the Board of Directors has nominated each of these two individuals to stand for re-election as directors at the Annual Meeting. If elected by the shareholders, each of the nominees will serve a three-year term which will expire at the 2001 Annual Meeting of Shareholders. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RE-ELECT GREG C. BRANCH AND ROBERT L. NOOJIN, SR. AS DIRECTORS OF THE COMPANY FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

          The following table sets forth certain information regarding the two nominees for director as well as the five incumbent directors whose terms as directors will continue following the Annual Meeting.

Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

PERSONS NOMINATED FOR ELECTION TO SERVE AS DIRECTORS UNTIL THE 2001 ANNUAL MEETING OF SHAREHOLDERS

Greg C. Branch             Mr. Branch, age 50, has been a director of the
                           Company since the formation of the Company in November 1996. Mr. Branch served as Chairman of the
                           Board of Trustees of Employers Self Insurers Fund
                           ("ESIF"), the predecessor of the Company's wholly owned subsidiary, Bridgefield Employers Insurance
                           Company ("Bridgefield"), and its predecessors from 1994 until 1997 and as a Trustee of ESIF and its predecessors from 1980 until 1997. Mr. Branch has served as President of Branch Properties, Inc., a manufacturer, wholesaler and retailer of animal feeds and fertilizer located in Ocala, Florida, since 1973.
                           Mr. Branch is Vice Chairman and a founding director of American Feed Industry Insurance Company, a property and casualty insurer.

Robert L. Noojin, Sr.      Mr. Noojin, age 63, has been a director of the
                           Company since November 1996 and served as a Trustee of ESIF and its predecessors from 1979 until 1997.
                           Prior to his retirement in 1994, Mr. Noojin was President of Eagle Supply, Inc., a roofing supply company headquartered in Tampa, Florida, and a subsidiary of TDA Industries, Inc.

        DIRECTORS TO SERVE UNTIL THE 1999 ANNUAL MEETING OF SHAREHOLDERS

C. C. Dockery              Mr. Dockery, age 64, has been a director of the
                           Company since November 1996. Mr. Dockery founded and remained involved with Summit Consulting, Inc.
                           ("SCI"), a subsidiary of the Company's wholly owned subsidiary Summit Holding Corporation ("SHC"), from
                           1977 until 1986. Mr. Dockery served as a Trustee of ESIF and its predecessors from 1987 until 1997. Since
                           1982, Mr. Dockery has been the President, Chief
                           Executive Officer and majority shareholder of Crossroads Insurance Company, Ltd., a reinsurance company located in Bermuda. For 21 years, Mr. Dockery served as a director of Cotton States Mutual
                           Insurance Company and its affiliate, Cotton States
                           Life Insurance Company, a publicly traded life insurance provider located in Atlanta, Georgia.

Robert Siegel              Mr. Siegel, age 66, has served as a director of the
                           Company since November 1996 and served as a Trustee of ESIF and its predecessors from 1978 until 1997.
                           Mr. Siegel is Chairman of Siegel Gas & Oil Products, which was founded in 1934 and which is located in Miami, Florida.

        DIRECTORS TO SERVE UNTIL THE 2000 ANNUAL MEETING OF SHAREHOLDERS

William B. Bull            Mr. Bull, age 49, has been President, Chief Executive
                           Officer and a director of the Company since November
                           1996. Mr. Bull has also served as President and Chief
                           Executive Officer of SHC, and its predecessors since
                           1987. Mr. Bull joined SCI in 1984 as special assistant to the President and subsequently became
                           Executive Vice President in 1986 with operating responsibilities for such company. Mr. Bull is a member of various insurance associations and serves on numerous boards, including the Florida Association of Self-Insurance, Florida Retail Federation
                           Association, Florida Group Risk Administrators
                           Association and Florida Workers Compensation Guaranty
                           Association.

John A. Gray               Mr. Gray, age 52, has served as a director of the
                           Company since November 1996. Mr. Gray served as a
                           Trustee of ESIF and its predecessors from 1979 until 1997. Since 1992, Mr. Gray has served as President of
                           B.F. Deal, Inc., a yacht brokerage and charter company, and since 1993 has served as Vice President of Marine Resources Management, Inc., a supplier of marine equipment. From 1975 until his retirement in 1992, Mr. Gray was President of Dura-Stress, Inc., a manufacturer of pre-stressed and precast concrete products located in Leesburg, Florida.

Thomas S. Petcoff          Mr. Petcoff, age 49, has served as a director of the
                           Company since November 1996. Mr. Petcoff was employed by and involved with SCI from 1977 until 1986. Mr.
                           Petcoff served as a Trustee of ESIF and its predecessors from 1987 until 1997. Mr. Petcoff also serves as a consultant to the Florida Retail
                           Federation Self Insurers Fund and the Board of
                           Directors of the Florida Retail Federation
                           Association. Since 1984, Mr. Petcoff has served as
                           President of Centurion Insurance Services, Inc., an insurance consulting firm and sales agency.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company conducts its business through meetings of the full Board and through committees of the Board, including standing Audit and Compensation Committees. During the fiscal year ended December 31, 1997, the Board of Directors held 10 meetings, the Compensation Committee held 1 meeting and the Audit Committee held 1 meeting. Each director attended at least 75% of all meetings of the full Board of Directors and of each committee of the Board of which he is a member.

         The Audit Committee is responsible for reviewing with the Company's independent auditors their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any, reviewing the scope and results of the Company's internal auditing procedures, consulting with the independent auditors and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, and reviewing the range of the independent auditors' audit and non-audit fees. The Audit Committee is comprised of John A. Gray, Robert L. Noojin, Sr. and Robert Siegel.

         The Compensation Committee is responsible for making relevant compensation decisions of the Company and for administering and interpreting the Company's 1996 Long-Term Incentive Plan (the "Incentive Plan") which includes, among other things, determining which directors, officers and employees will receive awards under the Incentive Plan, when the awards will be granted, the type of awards to be granted, the number of shares or cash involved in each award, the time or times when any options granted will become exercisable and, subject to certain conditions, the price and duration of such options. The Compensation Committee is comprised of Greg C. Branch and Thomas S. Petcoff.

         The Board of Directors as a whole functions as a nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by shareholders if submitted to the Company in accordance with the procedures set forth in Section
2.11 of the Bylaws of the Company. See "Shareholders' Proposals for 1999 Annual Meeting" below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee are Greg C. Branch and Thomas
S. Petcoff, each of whom was elected to such position upon the formation of the Compensation Committee on November 20, 1996. No member of the Compensation Committee is an employee of the Company.

         Mr. Branch served as a Trustee of ESIF and its predecessors from 1980 until 1997 and Chairman of the Board of ESIF from 1994 until 1997, and has served as Chairman of the Board and a director of the Company since November 15, 1996. Mr. Petcoff was an employee of, and involved with, SCI from 1977 to 1987, was a Trustee of ESIF and its predecessors from 1987 until 1997, and has been a director of the Company since November 15, 1996.

         Messrs. Petcoff and Dockery own 80,000 square feet of office space in Lakeland, Florida and lease such space to SCI. The property is currently rented by SCI for approximately $90,000 per month under a lease which runs through March 2000. During the fiscal years ended March 31, 1996 and 1997 and the transition period from April 1, 1997 to December 31, 1997, SCI made rental payments of approximately $1.1 million, $1.1 million and $0.9 million, respectively, for such property.

         Mr. Petcoff is President of Centurion Insurance Services, Inc. ("Centurion"). Pursuant to an agreement between SCI and Centurion dated November 1995, and in connection with Centurion's involvement in the formation of KRF, SCI pays Centurion an annual fee equal to 1% of KRF's premiums earned in each year. During the fiscal years ended March 31, 1996 and 1997 and the nine-month transition period from April 1, 1997 to December 31, 1997, SCI paid fees of approximately $13,000, $31,000 and $25,000, respectively, to Centurion.

         In addition, for reinsurance policies placed by SCI on behalf of KRF, which are brokered by Centurion, Centurion is entitled to brokerage commissions. Through the end of the fiscal years ended March 31, 1996, March 31, 1997 and the nine-month transition period from April 1, 1997 to December 31, 1997, the Company paid approximately $13,000, $13,000 and $4,000, respectively, to Centurion for brokerage commissions. SCI also pays Centurion agency commissions for policies placed with the Non-affiliated Entities, and through the end of the fiscal years ended March 31, 1996, 1997 and the nine-month transition period from April 1, 1997 to December 31, 1997, the Company paid approximately $2,000, $3,000 and $600, respectively to Centurion for such agency commissions.

         Mr. Petcoff is a consultant to one of the Funds, Florida Retail Federation Self Insurers Fund ("FRF"), and is on the Board of Directors of the Florida Retail Federation (the "Association"). Pursuant to a written arrangement between SCI and the Association, the Association, as the sponsoring party of FRF, is entitled to 1% of such Fund's premiums earned in each year. During the fiscal years ended March 31,

1996, 1997 and the nine-month transition period from April 1, 1997 to December 31, 1997, the Company paid approximately $0.9 million, $0.8 million and $0.5 million, respectively, to the Association for such fees. In addition, during the fiscal years ended March 31, 1996, 1997 and the nine-month transition period from April 1, 1997 to December 31, 1997, FRF paid SCI fees for administrative services of approximately $27.7 million, $24.5 million and $15.5 million, respectively.

DIRECTOR COMPENSATION

         Each non-employee member of the Board of Directors of the Company receives a fee of $10,000 per year and an additional $2,500 for attendance at each meeting of the Board of Directors of the Company. In addition, non-employee members of committees of the Board of Directors receive a fee of $2,500 for attendance at each committee meeting. Directors who are employees of the Company receive no directors' fees. All meetings of the Board of Directors of the Company's insurance subsidiaries and the Company's administrative subsidiaries are held in conjunction with meetings of the Board of Directors of the Company, and no additional compensation is received for being a member of the Board of Directors of any such subsidiaries.

         Additionally, the Company's Incentive Plan provides for the issuance of up to a total of 500,000 shares of Common Stock of the Company to the directors, officers and employees of the Company. For information regarding stock options granted to the directors of the Company on May 28, 1997, see "Executive Compensation -- Stock Options."

ADDITIONAL INFORMATION

         For additional information that should be considered with regard to the election of directors, see "Executive Compensation," "Certain Transactions" and "Section 16(a) Beneficial Ownership Reporting Compliance" below.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

         The following table summarizes by various categories the total compensation earned by the Company's two executive officers for services rendered by them to the Company, ESIF and their subsidiaries during the fiscal year ended March 31, 1997 and the fiscal year ended December 31, 1997. On August 20, 1997, the Company changed its fiscal year-end from March 31 to December 31. The table below reflects amounts received by the executive offices during the twelve-month periods ending on March 31, 1997 and December 31, 1997. As a result, the amounts received by the officers from January 1, 1997 to March 31, 1997 are included in both lines.

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation(1)     Long Term Compensation
                                    ----------------------     ----------------------
Name and                                          Other Annual          Securities             All Other
Principal Position          Year      Salary     Compensation(2)     Underlying Options       Compensation
------------------          ----      ------     ---------------     ------------------       ------------

William B. Bull             1997    $250,000       $12,000               109,627               $187,876(3)
    President and           1996     250,000        12,000                    --                  8,256(3)
    Chief Executive Officer


Russell L. Wall             1997     239,200        12,000                58,438                $31,188(4)
    Vice President and      1996     230,000        12,000                    --                  8,816(4)
    Chief Financial Officer


----------------------------------
(1) On August 20, 1997, the Company changed its fiscal year end from March 31 to December 31. The table reflects amounts received by the executive officers during the twelve month periods ending on March 31, 1997 and the December 31, 1997. As a result, the amounts received by such officers from January 1, 1997 to March 31, 1997 are included in both lines. During such three-month period, Mr. Bull and Mr. Wall received $62,500 and $57,500, respectively, in "Salary", $3,000 and $3,000, respectively, in "Other Annual Compensation", and $3,095 and $3,033, respectively, in "All Other Compensation."
(2)   Represents automobile allowance.
(3) Includes $1,131 for life insurance premiums paid by the Company in each of 1996 and 1997, $7,125 contributed by the Company to Mr. Bull's 401(k) plan account in each of 1996 and 1997 and $179,620 for bonus earned in 1997.
(4) Includes $1,779 and $1,691 for life insurance premiums paid by the Company in 1996 and 1997, respectively, $7,125 contributed by the Company to Mr. Wall's 401(k) plan account in each of 1996 and 1997 and $22,284 for bonus earned in 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                        Individual Grants
                            --------------------------------                       Potential Realizable Value at
                       Number of                                                   Assumed Annual Rates of Stock
                      Securities      Percent of                                         Price Appreciation
                      Underlying     Total Options                                      for Option Term (2)
                        Options       Granted in       Exercise or    Expiration        ---------------
 Name                   Granted(1)    Fiscal Year      Base Price        Date           5%             10%
 ----                 ----------    ---------------    ----------        ----           --             ---
 William B. Bull        109,627           21.9%          $11.00       5/28/2007       $758,382        $1,921,889


 Russell L. Wall         58,438           11.7%          $11.00       5/28/2007       $404,265        $1,024,486

---------------
(1) Such options vested as to 50% of the total grant on each of 180 days after the date of grant and May 28, 1998.
(2) Amounts reported represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the stock price on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the option.

                          FISCAL YEAR-END OPTION VALUES

                        Number of Securities Underlying        Value of Unexercised
                              Unexercised Options              In-the-Money Options
   Name                       at Fiscal Year-End(1)             at Fiscal Year-End (2)
   ----                 ------------------------------     ------------------------------
                        Exercisable      Unexercisable     Exercisable      Unexercisable
                        -----------      -------------     -----------      -------------
   William B. Bull         54,814            54,813           $623,509          $623,498

   Russell L. Wall         27,219            27,219            309,616           309,616


-------------

(1)  No options were exercised by the Named Executive Officers in 1997.
(2) Values calculated using the fair market value of the underlying securities (the closing price of the Company's Common Stock on the Nasdaq National Market) on December 31, 1997 of $22.375

EMPLOYMENT AGREEMENTS

         Effective as of May 28, 1997, the effective date on which ESIF converted from a Florida group self-insurance fund to a Florida stock insurance company and became a wholly owned subsidiary of the Company (the "Conversion"), the Company entered into an employment agreement with Mr. Bull pursuant to which he is employed full-time as the Company's President and Chief Executive Officer. The agreement, which expires on May 28, 2002, provides for an annual base salary of $250,000 and grants Mr. Bull the right to receive a bonus in each year of the agreement equal to 5% of the amount, if any, by which the Company's consolidated net income after taxes exceeds $6.0 million. In addition to his cash compensation, Mr. Bull receives additional benefits, including those generally provided to other employees of the Company. The agreement also provides, in the event of its expiration or termination, that: (i) Mr. Bull is to be subject to a two-year confidentiality period and limitation on the use of trade secrets and
(ii) Mr. Bull is subject to up to a one-year non-competition and non-solicitation arrangement with the Company for which he would receive $8,333.33 per month as consideration for such non-competition and non-solicitation arrangement.

         The Company also entered into an employment agreement with Russell L. Wall effective as of May 28, 1997, pursuant to which he is employed full-time as the Company's Vice President and Chief Financial Officer. The agreement, which expires on May 28, 2000, provides for an annual base salary of $230,000 and grants Mr. Wall the right to receive a bonus in each year of the agreement equal to 1.67% of the amount, if any, by which the Company's consolidated net income after taxes exceeds $8.25 million in calendar year 1997 and $12.16 million in each of calendar years 1998 and 1999. In addition to his cash compensation, Mr. Wall receives additional benefits, including those generally provided to other employees of the Company. The agreement also provides, in the event of its expiration or termination, that: (i) Mr. Wall is to be subject to a two-year confidentiality period and limitation on the use of trade secrets, as such term is defined therein, and (ii) Mr. Wall is subject to up to a one year non-competition and non-solicitation arrangement with the Company. The agreement further provides for a payment of $8,333.33 per month as consideration for such non-competition and non-solicitation arrangement.

STOCK OPTIONS

         The Board of Directors and shareholders of the Company have adopted the Incentive Plan, pursuant to which certain directors, officers and other employees of the Company and its subsidiaries can be granted a variety of long-term incentives, including incentive stock options, non-qualified stock options, grants of restricted and unrestricted stock, performance share awards, stock appreciation rights, dividend equivalents and other stock-based awards. The purpose of the Incentive Plan is to promote the success, and enhance the value, of the Company and its subsidiaries by linking the personal interests of the directors, officers and key employees to those of the Company's shareholders and by providing the directors, officers and key employees with an incentive for outstanding performance.

         The Incentive Plan is administered by the Compensation Committee of the Board of Directors. A total of 500,000 shares of Common Stock have been reserved for issuance under the Incentive Plan. The Board of Directors or the Compensation Committee has the right at any time to amend or discontinue the Incentive Plan without the consent of the Company's shareholders or optionees, provided that no such action may adversely affect awards previously granted without the recipient's consent.

         On May 28, 1997, the Company granted stock options to the following directors and executive officers of the Company to purchase the following number of shares of Common Stock at the initial public offering price of $11.00 per share: Greg C. Branch - 109,627; William B. Bull - 109,627; C.C. Dockery - 85,170; Russell L. Wall - 58,438; Thomas S. Petcoff - 36,564; John A. Gray - 34,860; Robert Siegel - 33,128: and Robert L. Noojin, Sr. - 32,586. The options granted to Mr. Bull and Mr. Wall are incentive stock options, and 50% of such options vested 180 days after the date of the grant and the remaining 50% of such options will vest on May 28, 1998, provided that such officer remains employed by the Company. The options granted to the other named persons are non-qualified stock options which vested on May 28, 1997.

         The Incentive Plan provides that in the event of a "change of control" (as defined in the Incentive Plan) of the Company, all awards granted under the Incentive Plan that are in the nature of rights that may be exercised shall automatically become fully exercisable. In addition, at any time prior to or after a change of control, the Compensation Committee may accelerate awards and waive conditions and restrictions on any other awards under the Incentive Plan to the extent it may determine appropriate.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report by the Compensation Committee of the Board of Directors (the "Committee") discusses the Committee's compensation objectives and policies applicable generally to the Company's executive officers, as well as the compensation specifically established for the Company's two executive officers, William B. Bull and Russell L. Wall, for the fiscal year ended December 31, 1997 as reported in the Summary Compensation Table. The Committee is composed entirely of non-employee directors of the Company.

         The Company's compensation policies for its executive officers are intended to create a direct relationship between the level of compensation paid to executives and the Company's current and long-term level of performance. The Committee believes that this relationship is best implemented by providing a compensation package consisting of separate components, including base salary, annual bonus compensation and, effective as of the Company's initial public offering of Common Stock in May 1997, long-term incentive compensation in the form of stock options.

         The base salaries for the Company's two executive officers for 1997 were established subjectively by the trustees of ESIF prior to its conversion to a stock insurance company in May 1997. The salaries of Messrs. Bull and Wall were established during 1996 based on the trustees' evaluation of how well these two executive officers fulfilled their responsibilities during the fiscal year ended March 31, 1996 ("fiscal 1996"). Based mainly on ESIF's fiscal 1996 performance in view of the difficult competitive, industry and regulatory environment and upon the trustees' general understanding of the salary levels paid to executive officers performing equivalent functions at similar companies in the insurance industry, the trustees determined that the base salaries of these two executive officers should be $250,000 for Mr. Bull and $230,000 for Mr. Wall.

         Bonuses established for the executive officers are intended to provide an incentive for improved performance in the coming year. Target bonus levels for each executive officer are based on targeted levels of income for the Company.

         In anticipation of the Company's initial public offering in May 1997, the Board of Directors established the Committee, approved the employment agreements with Messrs. Bull and Wall, and approved the Incentive Plan. The base salaries established in the employment agreements with Messrs. Bull and Wall maintain their base salaries for the next five years in the case of Mr. Bull and the next three years in the case of Mr. Wall, effective in each case as of May 28, 1997 (the date of the closing of the Company's initial public offering), subject to such increases in base salary as may be approved from time to time by the Committee.

         To directly tie the potential for significant increases in annual compensation to significant improvement in the Company's financial performance, the employment agreements provide for the payment of a bonus each year in an amount equal, in the case of Mr. Bull, to 5% of the amount by which the Company's consolidated net income after taxes exceeds $6.0 million and, in the case of Mr. Wall, to 1.67% of the amount by which the Company's consolidated net income after taxes exceeds $8.25 million in calendar 1997 and $12.16 million in each of calendar years 1998 and 1999.

         To further establish a direct link between employee performance and shareholder value, the Committee established the Incentive Plan. The Incentive Plan is designed to provide incentive for extraordinary performance through the award of stock options, restricted stock and other forms of equity-based compensation to employees of the Company selected by the Committee. Through grants of stock options and other forms of equity-based compensation, opportunities for significant compensation by the Company's executive officers and other key employees are tied directly to increases in the price of the Company's Common Stock, thereby directly linking a significant component of their compensation package to increases in shareholder value. On May 28, 1997, options were granted under the Incentive Plan to Messrs. Bull and Wall having an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and, to encourage a long-term perspective by the employee, having an exercise period of ten years. The number of options granted to the respective executive officers was based on the Committee's subjective determination of each officer's potential ability to positively impact the Company's performance and the price of its Common Stock. For information regarding the stock options granted to Messrs. Bull and Wall, see "-- Stock Ownership."

         It is also the responsibility of the Committee to address the issues raised by Section 162(m) of the Internal Revenue Code which made certain non-performance-based compensation in excess of $1,000,000 to executives of public companies non-deductible to these companies beginning in 1994. The Committee has reviewed the issues applicable to the Company and has determined that it is not necessary for the Company to take any action at this time with regard to this limit.

                             COMPENSATION COMMITTEE

                                 Greg C. Branch
                                Thomas S. Petcoff

SHAREHOLDER RETURN PERFORMANCE GRAPH

         The following line graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Total Return Index (the "S&P Index") and a composite index for insurance corporations with an asset size between $500.0 million and $1,000.0 million (the "Peer Index") for the period commencing May 28, 1997 (the date the Company's Common Stock commenced trading on the Nasdaq National Market) and ending December 31, 1997. The Peer Index was comprised by SNL Securities, a research and publishing company that focuses on, among other areas, insurance companies and specialized financial services. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on May 28, 1997. The change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for the period, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the period, by (ii) the share price at the beginning of the period. The Company has not paid any dividends during the period covered by the graph.


                                     [GRAPH]


                                                   TOTAL RETURNS FOR PERIOD ENDING
                                                   -------------------------------
                                       5/28/97            6/30/97           9/30/97           12/31/97
SUMMIT HOLDING SOUTHEAST              $ 100.00            $114.76            $135.86           $151.05
S&P INDEX                             $ 100.00            $104.63            $112.47           $115.70
PEER INDEX                            $ 100.00            $108.01            $127.94           $131.49

                              CERTAIN TRANSACTIONS

         Aeromech, Inc. ("Aeromech"), an entity in which Mr. Bull currently owns approximately 10% of the outstanding shares, has provided services to SCI in the form of airplane maintenance, hangar leasing and office space for the crew since October 1994. During the fiscal years ended March 31, 1996, 1997 and the nine-month transition period from April 1, 1997 to December 31, 1997, SCI paid Aeromech approximately $420,000, $17,000 and $1,000, respectively, for such services.

         SCI had an arrangement with BJ Limo Services, Inc. ("BJ"), a Company in which Mr. Bull owns 100% of the outstanding stock, pursuant to which BJ provided the employees of the Company limousine services and, on occasion, the use of a private airplane and charter boat. During the fiscal years ended March 31, 1996, 1997 and the nine-month transition period from April 1, 1997 to December 31, 1997, the Company paid approximately $9,000, $700 and $92,000, respectively, for such services.

         Mr. Bull is on the Board of Directors of the Florida Retail Federation (the "Association"), which is the sponsoring trade association for FRF, one of the Funds administered by SCI. Pursuant to a written arrangement between SCI and the Association, the Association, as the Fund sponsor, is entitled to a fee equal to 1% of such Fund's premiums earned in each year, and SCI is obligated to pay such fee out of the administrative fee it receives from FRF. During the fiscal years ended March 31, 1996, 1997 and the nine-month transition period from April 1, 1997 to December 31, 1997, the Company paid approximately $0.9 million, $0.08 million and $0.05 million to the Association for such fees. During the years ended March 31, 1996, 1997 and the nine-month transition period from April 1, 1997 to December 31, 1997, FRF paid SCI fees for administrative services of approximately $27.7 million, $24.5 million and $15.5 million, respectively.

         Mr. Dockery founded SCI in 1977, served as a Trustee of ESIF and its predecessors from 1987 until 1997 and was first elected as a director of the Company on November 15, 1996.

         In connection with ESIF'S acquisition of SCI, SHC and all of their affiliates on January 16, 1996 (the "Acquisition"), the Department of Insurance of the State of Florida (the "Florida DOI") issued a consent order requiring that Mr. Bull, who at that time was a principal shareholder as well as President and Chief Executive Officer of SHC, personally indemnify ESIF up to a maximum of $5.0 million for certain loss, injury or damage to ESIF that may result from the Acquisition. Pursuant to an order issued by the Florida DOI in connection with the Conversion, Mr. Bull was relieved of such personal indemnification obligations when the Conversion became effective.

         Messrs. Dockery and Petcoff own 80,000 square feet of office space in Lakeland, Florida and lease such space to SCI. The property is currently rented by SCI for approximately $90,000 per month under a lease which runs through March 2000. During the fiscal years ended March 31, 1996 and 1997 and the transition period from April 1, 1997 to December 31, 1997, SCI made rental payments of approximately $1.1 million, $1.1 million and $0.9 million, respectively, for such property.

         Mr. Dockery is also the President, Chief Executive Officer and majority shareholder of Crossroads Insurance Company, Ltd. ("Crossroads"), which provides excess reinsurance to ESIF, the three self-insurance funds to which the Company provides administrative services (the "Funds"), consisting of the FRF, the Louisiana Retailers Association Self Insurers Fund and the Kentucky Retail Federation Self Insurers Fund ("KRF"), and the Louisiana Employers Mutual Insurance Company ("LEMIC" and together with the funds the "Non-affiliated Entities"), a mutual insurance company formerly known as the Louisiana Employers Safety Association Self Insurers Fund ("LESA"), a self-insurance fund. During the fiscal years ended March 31, 1996 and 1997 and the transition period from April 1, 1997 to December 31, 1997, the Company paid Crossroads approximately $9.6 million, $3.9 million and $1.2 million, respectively, in premiums for reinsurance relating to ESIF and the Non-affiliated Entities.

         Mr. Bull has been elected to the Board of Directors of LEMIC. In addition, Mr. Bull and Mr. Wall currently serve as the Chief Executive Officer and Chief Financial Officer, respectively, of LEMIC. Neither Mr. Bull nor Mr. Wall are compensated for their service to LEMIC in such capacities.

         Mr. Dockery is the Chairman of the Board of Dockery Management Corporation, which subleases approximately 2,600 square feet of office space from the Company pursuant to a sublease agreement which expires in March 2000 and provides for rent of approximately $2,800 per month. During the fiscal years ended March 31, 1996 and 1997 and the transition period from April 1, 1997 to December 31, 1997, the Company received approximately $36,000, $36,000 and $27,000, respectively in rental payments from such entity.

         Mr. Dockery is the President and owner of Dockery Leasing Corporation ("Dockery Leasing") which provides aviation services for the Company. During the fiscal years ended March 31, 1996, 1997 and the transition period from April 1, 1997 to December 31, 1997, the Company paid Dockery Leasing approximately $32,000, $28,000 and $11,000, respectively, for such services.

         Mr. Dockery was an underwriting member of Lloyds of London from 1984 to 1996. Greg C. Branch has been an underwriting member of Lloyds of London since 1986. Bridgefield and the four Non-affiliated Entities have excess reinsurance agreements with Lloyds of London from time to time.

         Any future transactions between the Company and any director, officer or principal shareholder of the Company, or any affiliate of such a person, will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require the Company's directors and executive officers and any persons who beneficially own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of the Company's Common Stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, executive officers and persons beneficially owning more than 10% of the Company's Common Stock are required by applicable regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required of those persons, the Company believes that during the nine months ended December 31, 1997, all of its directors, executive officers and beneficial owners of more than 10% of its Common Stock complied with applicable Section 16(a) filing requirements.

        PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for the year ending December 31, 1998. The Board has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. Ernst & Young LLP has served as independent auditors of certain predecessors of the Company since 1992 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

         Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1998.

                 SHAREHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

         Director nominations and other proposals of shareholders intended to be presented at the 1999 Annual Meeting Of Shareholders must be submitted to the Company in accordance with the procedures set forth in Section 2.11 of the Bylaws of the Company and in accordance with applicable rules of the Securities and Exchange Commission. The effect of these provisions is that shareholders must submit such nominations and proposals, together with certain related information specified in the above-referenced section of the Bylaws, in writing to the Company on or before December 25, 1998 in order for such matters to be included in the Company's proxy materials for, and voted upon at, the 1999 Annual Meeting. All such proposals, nominations and related information should be submitted on or before such date by certified mail, return receipt requested, to the Secretary of the Company, 2310 A-Z Park Road, Lakeland, Florida 33802. A copy of the above-referenced section of the Bylaws will be provided upon request in writing to the Secretary of the Company at such address.

              OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

         The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

                                           By Order of the Board of Directors.



                                           Thomas L. Clarke, Jr.
                                           Secretary

Lakeland, Florida
April 24, 1998

                                -----------------

         The Company's 1998 Annual Report, which includes audited financial statements, has been mailed to shareholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

                                                                        APPENDIX

REVOCABLE PROXY

                                  COMMON STOCK
                         SUMMIT HOLDING SOUTHEAST, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS.

         The undersigned hereby appoints William B. Bull and Russell L. Wall, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of Summit Holding Southeast, Inc. (the "Company") which the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders of the Company, to be held at the Tampa Airport Marriott, Tampa, Florida, on Wednesday, May 27, 1998 at 9:30 a.m., local time, and at any and all adjournments thereof, as indicated below.

         THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE ELECTION OF THE TWO NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2. If any other business is presented to a vote of the shareholders at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.

         If the undersigned elects to withdraw this proxy card on or before the time of the Annual Meeting or any adjournments thereof and notifies the Secretary of the Company at or prior to the Annual Meeting of the decision of the undersigned to withdraw this proxy card, then the power of said proxies shall be deemed terminated and of no further force and effect. If the undersigned withdraws this proxy card in the manner described above and prior to the Annual Meeting does not submit a duly executed and subsequently dated proxy card to the Company, the undersigned may vote in person at the Annual Meeting all shares of Common Stock of the Company owned by the undersigned as of the record date, April 9, 1998.

          (Continued, and to be signed and dated, on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The election of Greg C. Branch and Robert L. Noojin, Sr. as directors to serve until the 2001 Annual Meeting of Shareholders and until their successors are elected and qualified.

         [ ]      FOR ALL NOMINEES LISTED                          [ ]      WITHHOLD AUTHORITY TO
                  (EXCEPT AS MARKED                                         VOTE FOR ALL NOMINEES LISTED AT RIGHT.
                  TO THE CONTRARY).

         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

                    GREG C. BRANCH AND ROBERT L. NOOJIN, SR.

2. The ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1998.

                            [ ] FOR [ ] AGAINST [ ] ABSTAIN

         In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any adjournments thereof.

                  Do you plan to attend the Annual Meeting?  YES [ ]  NO  [ ]

                  Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

                  Date:                                                   , 1998
                       --------------------------------------------------


                  -------------------------------------------------------
                                       Signature


                  -------------------------------------------------------
                             Signature, if shares held jointly

           PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE
                           ENCLOSED PREPAID ENVELOPE.